Exhibit 99.1

New York Mortgage Trust Reports First Quarter 2008
Results and Provides Earnings Guidance for the Second Quarter

NEW YORK, NY - May 8, 2008 - New York Mortgage Trust, Inc. (the “Company” or “NYMT”) (OTC BB: NMTR), a self-advised real estate investment trust (REIT) engaged in the investment in and management of Agency mortgage-backed securities (MBS) and high credit quality residential adjustable rate mortgage (ARM) loans, today reported results for its first quarter ended March 31, 2008.

Summary First Quarter 2008

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Consolidated net loss to common stockholders of $21.3 million, or $2.10 per share, for the quarter ended March 31, 2008, as compared with a net loss of $4.7 million, or $1.31 per share, for the quarter ended March 31, 2007.

•
Earnings for the quarter ended March 31, 2008 were $0.07 per share, excluding losses realized from the March 2008 MBS sales and termination of related interest rate hedges and certain other non-reoccurring expenses.

•	Received net proceeds of $76.2 million from two equity offerings in January and February 2008.

•	Portfolio margin increased to 85 basis points as of March 31, 2008 compared with 46 basis points for the quarter ended December 31, 2007, and 2 basis points for the quarter ended March 31, 2007.

•	Leverage ratio at March 31, 2008 was 7 to 1. The Company had $8.0 million in cash and $29.9 million in unencumbered securities including $24.6 million in Agency MBS.

Management Overview and Second Quarter 2008 Projection

In January 2008, the Company completed a $20.0 million convertible preferred stock offering to JMP Group, Inc. and certain of its affiliates. The net proceeds were promptly invested in approximately $196.2 million in Agency ARM MBS, partially financed with repurchase agreements. On February 21, 2008, the Company completed a private placement of 15 million shares of its common stock that generated net proceeds of $56.6 million and promptly invested the net proceeds in approximately $517.9 million in Agency ARM MBS, partially financed with repurchase agreements. The acquisition of these Agency ARM MBS in January and February 2008 were completed at favorable prices and yields. On March 7, 2008, news of potential and actual security liquidations by several hedge funds and financial institutions led to significant price declines in the Agency MBS market, which directly impacted the Company’s portfolio of Agency MBS. As a result of this market disruption, market values for, and available liquidity to finance our Agency MBS portfolio, were negatively impacted. As a response to these rapidly changing conditions, which impacted a relatively broad range of leveraged public and private companies, the Company elected to reduce its leverage and improve its liquidity position by selling a portion of its Agency MBS portfolio. Starting on March 7, 2008 and continuing through March 17, 2008, the Company sold approximately $592.8 million in Agency MBS, including $516.4 million in Agency ARM MBS and $76.4 million in Agency CMO floating rate securities, as well as the related interest rate hedges, resulting in an aggregate loss of $19.8 million. As of March 31, 2008, the Company reduced its portfolio leverage to a 7 to 1 ratio and increased overall liquidity to approximately $32.6 million, which included cash and unencumbered Agency securities.

New York Mortgage Trust Reports First Quarter 2008 Results

Although the Company incurred a consolidated net loss during the 2008 first quarter as a result of the March 2008 market disruption, portfolio margins improved to 85 basis points as of March 31, 2008. Management further believes that its balance sheet has stabilized since the end of the 2008 first quarter and expects further improvement in portfolio margins of between 20 and 30 basis points for the three months ending June 30, 2008.

The Company affirms its previously issued earnings guidance of $0.08 to $0.10 per share for its 2008 second quarter. This estimate is based upon the Company's current and assumed liquidity position, investment portfolio margins, principal reinvestment plans, its securitized loan portfolio delinquency and loss performance, and assumes the waiver of liquidated damages presently accruing under a registration rights agreement related to its February 2008 issuance of common stock. The risks to this earnings estimate include, among other things, increased haircut requirements and/or Agency MBS margin calls that could result in securities sales, reduced access to financing, an unexpected increase in the delinquency or loss rates in our securitized loan portfolio and failure to obtain the waiver described above.

Results from Operations

For the quarter ended March 31, 2008, the Company reported a net loss available to common stockholders of $21.3 million, as compared to a net loss of $4.7 million for the quarter ended March 31, 2007. The increase in net loss of $16.6 million was due mainly to the following factors: a $19.8 million loss due to the sale of Agency MBS and termination of related interest rate hedges and a $1.4 million increase in loan loss reserves related to loans held in securitization trusts. These losses were partially offset by a $2.0 million improvement in net interest income for the quarter ended March 31, 2008 as compared to the same period in the prior year.

New York Mortgage Trust Reports First Quarter 2008 Results

Book value per share as of March 31, 2008 was $3.26 per share. Included in book value was an unrealized mark-to-market of $14.6 million, or $0.78 per share, related to the MBS portfolio and interest rate swaps.

Portfolio Results

The following table summarizes the Company’s investment portfolio of residential mortgage-backed securities and loans owned at March 31, 2008, classified by relevant categories:

(dollars in thousands)
	Par Value	Carrying Value	Coupon	Yield
Agency Hybrid ARMs MBS	$257,746	$261,778	5.15%	4.22%
Agency Backed CMO Floaters	232,435	224,262	3.60%	4.12%
Non-Agency CMO Floaters	29,558	23,683	3.41%	7.44%
NYMT Retained Securities - AAA-BBB	2,169	2,154	6.93%	5.02%
NYMT Retained Securities - Below BBB	2,753	673	5.69%	12.75%
NYMT Loans Held in Securitization Trusts	398,875	398,323	5.73%	5.02%
Total/Weighted Average	$923,536	$910,873	4.96%	4.67%

As of March 31, 2008, the Company had $512.6 million of MBS securities, 95% of which were Agency MBS, while 4% were AAA rated non-Agency MBS. The MBS portfolio was financed with $431.6 million of repurchase agreements with an average haircut of 9% as of March 31, 2008.

As of March 31, 2008, the Company had $398.3 million of loans held in securitization trusts permanently financed with $386.5 million of collateralized debt obligation, resulting in a net investment of $11.8 million by the Company. As of March 31, 2008, 2.02% of these loans were 60 or more days delinquent. The Company has reserves totaling $3.1 million for loan losses on these loans. In addition, there were six real estate owned properties totaling approximately $4.8 million.

As of March 31, 2008, the Company had approximately $4.7 million of loan repurchase requests, an increase of $0.3 million from the quarter December 31, 2007, against which the Company had a reserve of approximately $0.7 million. The Company has entered into a preliminary settlement agreement pertaining to approximately $4.0 million of these outstanding loan repurchase requests. The settlement is subject to final approval by the counterparty’s creditor committee.

New York Mortgage Trust Reports First Quarter 2008 Results

Conference Call
On Friday, May 9, 2008, at 10:00 a.m. Eastern Time, New York Mortgage Trust's executive management is scheduled to host a conference call and audio webcast to discuss the Company's financial results for the first quarter ended March 31, 2008. The conference call dial-in number is 303-262-2211. A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at http://www.earnings.com or at the Investor Relations section of the Company's website at http://www.nymtrust.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available for approximately 90 days.

First quarter 2008 financial and operating data can be viewed on Form 10-Q, which is expected to be filed on or about May 9, 2008.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a self-advised real estate investment trust (REIT) in the business of investing in and managing a portfolio of Agency mortgage-backed securities (MBS), prime credit quality residential adjustable rate mortgage (ARM) loans and non-agency mortgage-backed securities. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Steven R. Mumma, Co-CEO, President,	Joe Calabrese (General) 212-827-3772
Chief Financial Officer	Scott Eckstein (Analysts) 212-827-3776
Phone: 212-792-0107
Email: smumma@nymtrust.com

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, a rise in interest rates or an unfavorable change in prepayment rates may cause a decline in the market value of the Company's assets, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may be exposed to the risks associated with investing in mortgage loans, including changes in loan delinquencies, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a more detailed description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward- looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.

FINANCIAL TABLES FOLLOW

New York Mortgage Trust Reports First Quarter 2008 Results

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollar amounts in thousands, except per share data)
(unaudited)

	For the Three Months Ended March 31,
	2008	2007
REVENUES:
Interest income on investment securities and loans held in securitization trusts	$13,253	$13,713
Interest expense on investment securities and loans held in securitization trusts	10,514	13,084
Net interest expense investment securities and loans held in securitization trusts	2,739	629
Interest expense - subordinated debentures	959	882
Net interest income	1,780	(253)
Other expense:
Loan losses	(1,433)	—
Loss on securities and related hedges	(19,848)	—
Total other expense	(21,281)	—
EXPENSES:
Salaries and benefits	313	345
Marketing and promotion	39	23
Data processing and communications	63	37
Professional fees	352	100
Depreciation and amortization	75	68
Other	589	74
Total expenses	1,431	647
Loss from continuing operations	(20,932)	(900)
Income (loss) from discontinued operation - net of tax	180	(3,841)
NET LOSS	$(20,752)	$(4,741)
Dividends on preferred stock	(506)	—
Net loss available to common stockholders	$(21,258)	$(4,741)
Basic and diluted loss per share	$(2.10)	$(1.31)
Weighted average shares outstanding-basic and diluted	10,140	3,616

New York Mortgage Trust Reports First Quarter 2008 Results

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$8,012	$5,508
Restricted cash	1,369	7,515
Investment securities - available for sale	512,550	350,484
Accounts and accrued interest receivable	2,778	3,485
Mortgage loans held in securitization trusts	398,323	430,715
Prepaid and other assets	1,828	2,200
Derivative assets	104	416
Property and equipment (net)	55	62
Assets related to discontinued operation	6,755	8,876
Total Assets	$931,774	$809,261

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Financing arrangements, portfolio investments	$431,648	$315,714
Collateralized debt obligations	386,535	417,027
Derivative liabilities	1,169	3,517
Accounts payable and accrued expenses	1,809	3,752
Subordinated debentures	45,000	45,000
Liabilities related to discontinued operation	4,912	5,833
Total liabilities	871,073	790,843
Commitments and Contingencies
Stockholders' Equity:
Preferred stock, $0.01 par value, 200,000,000 shares authorized.
Series A Cumulative Redeemable Convertible Preferred Stock, 1,000,000 shares issued and outstanding at March 31, 2008 and 0 shares issued and outstanding at December 31, 2007.	19,590	—
Common stock, $0.01 par value, 400,000,000 shares authorized, 18,640,209 shares issued and outstanding at March 31, 2008 and 3,635,854 shares issued and outstanding at December 31, 2007	186	36
Additional paid-in capital	155,311	99,339
Accumulated other comprehensive loss	(14,627)	(1,950)
Accumulated deficit	(99,759)	(79,007)
Total stockholders' equity	60,701	18,418
Total Liabilities and Stockholders' Equity	$931,774	$809,261